News Release

Contact:

Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter earnings and 2nd quarter dividend

NEW ALBANY, Ind. (April 28, 2009) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported the declaration of a quarterly cash dividend and results for the first quarter ended March 31, 2009.  On April 28, 2009, the Company’s Board of Directors declared a $0.175 cash dividend per share on the common stock of the Company to be paid on June 2, 2009 to the stockholders of record of the Company at the close of business on May 15, 2009.  The following tables summarize the Company’s first quarter results (in thousands, except per share data):

	Quarter Ended March 31,		Percent	Quarter Ended December 31,	Percent
	2009	2008	Change	2008	Change
Net income (loss)	$623	$1,036	(39.9)%	$(1,352)	NM
Net income (loss) per share, basic	$0.19	$0.32	(40.6)	$(0.42)	NM
Net income (loss) per share, diluted	$0.19	$0.32	(40.6)	$(0.42)	NM

	March 31,		Percent	December 31,	Percent
	2009	2008	Change	2008	Change
Total assets	$865,682	$823,185	5.2%	$877,363	(1.3)%
Loans, net	606,155	627,787	(3.4)	623,103	(2.7)
Total deposits	600,339	565,052	6.2	603,185	(0.5)
Non-interest bearing deposits	96,593	87,877	9.9	92,467	4.5

The Company’s consolidated regulatory capital ratios as of March 31, 2009 were as follows:

	At March 31, 2009	Well-Capitalized Minimum Under Regulatory Capital Requirements*
Total Capital (to Risk Weighted Assets)	10.9%	10.0%
Tier I Capital (to Risk Weighted Assets)	9.6	6.0
Tier I Capital (to Average Assets)	7.4	5.0

* Based on well-capitalized requirements for banks (well-capitalized requirements are not defined for consolidated holding companies).

Net income for the three months ended March 31, 2009 decreased by 39.9% from the same period in 2008 due to increases in the provision for loan losses and non-interest expenses, offset partially by an increase in non-interest income.  The Company’s net interest margin on a tax equivalent basis decreased from 3.13% for the three months ended March 31, 2008 to 3.08% for the equivalent period in 2009.  Basic and diluted earnings per share decreased to $0.19 per share for the period ending March 31, 2009 from $0.32 for the same period in 2008.

Total assets increased from $823.2 million as of March 31, 2008 to $865.7 million as of March 31, 2009, but declined from $877.4 million as of December 31, 2008.  The decrease in total assets from December 31, 2008 was attributable to declines in securities available for sale of $12.5 million, net loans of $16.9 million, and cash and due from financial institutions of $6.0 million, primarily offset by an increase in interest-bearing deposits in other financial institutions of $19.2 million.  Total deposits decreased $2.9 million from December 31, 2008, with a decline in interest bearing deposits of $7.0 million partially offset by an increase in non-interest bearing deposits of $4.1 million.  FHLB advances and other borrowings decreased by $5.0 million and $3.8 million, respectively, from December 31, 2008 to March 31, 2009.

“While our earnings have been significantly impacted over the last year by increasing provision for loan losses, we continue to focus on maintaining strong capital and liquidity positions,” stated James D. Rickard, President and Chief Executive Officer.  “We will continue to work with our borrowers who have been negatively impacted by the current economic downturn.  Unfortunately, the bursting of the housing bubble has led to problems for many customers who had otherwise managed their finances in a sound and prudent manner.  We will look for the best possible resolutions to these situations for our shareholders while keeping in mind the needs and interests of our customers.”

Asset Quality

	March 31,	December 31,	March 31,
	2009	2008	2008
Non-performing loans to total assets	2.79%	2.36%	1.74%
Non-performing assets to total assets	2.90	2.49	1.81
Net loan charge-offs to average assets (1)	0.81	0.44	0.37
Allowance for loan losses to total loans	1.43	1.50	1.00
Allowance for loan losses to non-performing loans	36.49	45.78	44.40
Classified loans	$55,656	$44,092	$30,553
Impaired loans	$22,239	$20,189	$11,097

(1)  Net loan charge-offs to average assets as of March 31, 2009 and 2008 are presented on an annualized basis.

The provision for loan losses increased to $1.1 million for the first quarter of 2009 as compared to $800,000 for the same period in 2008 as a result of an increase in the severity and amount of classified loans during the first quarter of 2009.  Also, the Company recorded a charge-off of $1.0 million associated with one commercial development loan in the first quarter which significantly impacted the annualized net-charge offs.  The Company did not record a provision associated with this credit in the first quarter as the charge-off was fully provided for in previous periods.  The recorded balance of the allowance for loan losses as of March 31, 2009 represents management’s best estimate of the probable incurred losses in the loan portfolio as of that date.  Management has remained focused on identifying, properly classifying, and providing for probable incurred losses on all loans within the portfolio based on the current circumstances and will continue to aggressively seek to remediate classified and past due loans as they are identified.

Non-Interest Income

	Quarter Ended March 31,		Percent
(Dollars in thousands)	2009	2008	Change
Service charges on deposit accounts	$760	$749	1.5%
Commission income	33	48	(31.3)
Mortgage banking income	80	80	0.0
Increase in cash surrender value of life insurance	185	171	8.2
Change in fair value and cash settlement of interest rate swap	-	157	*
Interchange income	207	192	7.8
Other	143	111	28.8
Subtotal	1,408	1,508	(6.6)
Gain on sales of available for sale securities	773	-	*
Total	$2,181	$1,508	44.6

* Not meaningful.

Non-interest income increased by 44.6% to $2.2 million for the first quarter 2009 from $1.5 million for the same period in 2008 primarily because of gains of $773,000 realized on the sales of investment securities.  The Company will use the proceeds of these securities sales to prepay certain FHLB advances in the second quarter.  The interest rate swap that resulted in the non-interest income in the first quarter 2008 expired during the second quarter of 2008; consequently, the Company did not recognize any swap-related non-interest income during the first quarter 2009.

Non-Interest Expense

	Quarter Ended March 31,		Percent
(Dollars in thousands)	2009	2008	Change
Salaries and employee benefits	$3,219	$2,970	8.4%
Occupancy	623	469	32.8
Equipment	381	355	7.3
Data Processing	575	476	20.8
Marketing and advertising	148	143	3.5
Legal and professional service fees	321	259	23.9
FDIC insurance premiums	288	16	1,700.0
Other	725	595	21.8
Total	$6,280	$5,283	18.9

Non-interest expenses increased by $997,000 to $6.3 million for the first quarter of 2009 from $5.3 million for the same period in 2008 due to increases in salaries and employee benefits, occupancy expenses, data processing, legal and professional fees, FDIC insurance premiums, and other expenses.  Salaries and employee benefits grew by 8.4% because of additional personnel added related to YCB’s new branch location which opened in the third quarter of 2008, certain one time employment charges, and an increase in the employer portion of insurance premiums.  Occupancy expenses increased to $623,000 for the first quarter of 2009 due to the new YCB branch which increased the Company’s total branches to 23 as of March 31, 2009 from 22 as of March 31, 2008 and an increase in property taxes.  Data processing expenses increased by 20.8% to $575,000, primarily because of the conversion of the Company’s subsidiary, The Scott County State Bank (“SCSB”), to a new core banking data processing system and associated charges to terminate certain related contracts.  Legal and professional fees were $321,000 for the period ended March 31, 2009 compared to $259,000 in 2008 as the Company incurred additional expenses in 2009 associated with collection efforts regarding specific credit relationships within the Company’s loan portfolio.  The Company’s FDIC insurance premium expense increased to $288,000 in the first quarter of 2009 due to a uniform 7 basis point increase to the base assessment rate effective January 1, 2009 and also due to the expiration of a credit granted to SCSB.  Other expenses increased by 21.8% to $725,000 for the period ended March 31, 2009 due primarily to expenditures for delinquent property taxes on foreclosed real estate.

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2008 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

	March 31, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
Cash and due from financial institutions	$13,746	$19,724
Interest-bearing deposits in other financial institutions	64,945	45,749
Securities available for sale	109,150	121,659
Loans held for sale	599	308
Loans, net of allowance for loan losses of $8,818 and $9,478	606,155	623,103
Federal Home Loan Bank and Federal Reserve stock	8,472	8,472
Accrued interest receivable	3,271	3,163
Premises and equipment, net	14,901	15,128
Cash surrender value of life insurance	17,930	17,745
Goodwill	15,335	15,335
Other intangible assets	2,400	2,492
Other assets	8,778	4,485
Total Assets	$865,682	$877,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$96,593	$92,467
Interest-bearing	503,746	510,718
Total deposits	600,339	603,185
Other borrowings	75,166	78,983
Federal Home Loan Bank advances	106,957	111,943
Subordinated debentures	17,000	17,000
Accrued interest payable	1,711	1,705
Other liabilities	2,273	1,948
Total liabilities	803,446	814,764

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	62,236	62,599
Total Liabilities and Stockholders’ Equity	$865,682	$877,363

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share data)
Interest income	$10,304	$11,802
Interest expense	4,464	6,020
Net interest income	5,840	5,782
Provision for loan losses	1,064	800
Non-interest income	2,181	1,508
Non-interest expense	6,280	5,283
Income before income taxes	677	1,207
Income tax expense	54	171
Net income	$623	$1,036
Basic earnings per share	$0.19	$0.32
Diluted earnings per share	$0.19	$0.32